Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration No. 333-112859

September 7, 2004

Prospectus Supplement No. 1
To Reoffer Prospectus Dated May 13, 2004

of

TRUE RELIGION APPAREL, INC.

Relating to

3,400,000 Shares of Common Stock of True Religion Apparel, Inc.

This prospectus supplement supplements our reoffer prospectus dated May 13, 2004, relating to the sale by certain selling stockholders of up to 3,400,000 shares of common stock of True Religion Apparel, Inc. held or issuable to the selling stockholders, as follows:

    up to 1,200,000 shares of our common stock sold on June 16, 2003 in a private placement to an offshore investor in which we relied on the exemption from registration provided by Regulation S, promulgated under the Securities Act of 1933, as amended;
    up to 400,000 shares of our common stock sold on July 29, 2003 in a private placement to an offshore investor in which we relied on the exemption from registration provided by Regulation S, promulgated under the Securities Act of 1933, as amended;
    up to 900,000 shares of our common stock sold on January 15, 2004 in a private placement to two offshore investors in which we relied on the exemption from registration provided by Regulation S, promulgated under the Securities Act of 1933, as amended; and
    up to 900,000 shares of our common stock which may be issued upon the exercise of up to 900,000 share purchase warrants sold on January 15, 2004, in a private placement to two offshore investors in which we relied on the exemption from registration provided by Regulation S, promulgated under the Securities Act of 1933, as amended.

You should read this supplement in conjunction with the prospectus. This supplement is qualified by reference to the prospectus, except to the extent the information in this supplement supersedes the information contained in the prospectus.

EXTENSION OF TERM OF WARRANTS

In our private placement on January 15, 2004, we issued 900,000 share purchase warrants to two purchasers of units pursuant to Regulation S, promulgated under the Securities Act of 1933, as amended. As issued, each warrant was exercisable at an exercise price of $1.11 per share on or before the earlier to occur of the date that was sixty (60) days following the date upon which our registration statement was declared effective by the SEC and January 15, 2006.

On July 12, 2004 we agreed to extend the term of the warrants from July 12, 2004 (being the date that was 60 days following the effective date of the registration statement) to September 10, 2004. All other terms of the warrants, including their price, remain the same.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.